U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                     Filed pursuant to Section 16(a) of the
                 Securities Exchange Act of 1934, Section 17(a)
                  of the Public Utility Holding Company Act of
                                     1935 or

               Section 30(f) of the Investment Company Act of 1940

                     1. Name and Address of Reporting Person

                            Retallick  James      M.

                             (Last)   (First)   (Middle)

                              2250 North 1500 West

                                    (Street)

                                Ogden, Utah 84404

                              (City) (State) (Zip)

              2. Date of Event Requiring Statement (Month/Day/Year)

                                   08/ 16/ 00

        3. IRS or Social Security Number of Reporting Person (Voluntary)

                   4. Issuer Name and Ticker or Trading Symbol

                       ISO BLOCK PRODUCTS USA, INC. (ISOB)

                  5. Relationship of Reporting Person to Issuer

                             (Check all applicable)

                           [ ] Director  [ ] 10% Owner

            [X] Officer (give title below) [ ] Other (specify below)

                        Vice President, Corporate Counsel

                 6. If Amendment, Date of Original (Month/Year)

           7. Individual or Joint/Group Filing (Check applicable line)

                     [X] Form Filed by One Reporting Person

                [ ] Form Filed by More than One Reporting Person


             Table I -- Non-Derivative Securities Beneficially Owned

                                                            3. Ownership Form:
                                 2. Amount of Securities       Direct (D) or
1. Title of Security                Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                       (Instr. 4)                 (Instr. 5)            (Instr.5)
-------------------------------------------------------------------------------------------------------------------------------
NO COMMON STOCK
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

===============================================================================================================================

  Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
N/A
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.


/s/ James M. Retallick                                       August 28, 2000
----------------------
    James M. Retallick

**Signature of Reporting Person                                  Date
Name:   James M. Retallick
Title:  Vice President, Corporate Counsel